Exhibit 99

Disciplined Financial Management Meeting with Investors March 10-12, 2004

2003 Weather/Sales Ent. Losses CTC Depr./Nuc Outages )&M Expenses Pension/OPEB Genco RNF AmerGen Interest Exelon Way 2004 Invisible dataset 5.22 5.39 5.36 5.18 5.06 4.98 4.98 5.15 5.25 5.36 Green 5.22 0.17 0.29 0.32 0.18 0.12 0.08 0.17 0.1 0.11 0.3 5.65 2003 2004E Interest O&M Expenses ComEd CTC Genco Rev. net Fuel Midwest Gen Exelon Way Other Risks and Opportunities +/- CTC Reset +/- Weather +/- Economy +/- Natural Gas Prices Expected EPS Drivers Depr./Amort. Nuclear Outages PECO CTC/Amort. 2004 Adjusted (non-GAAP) Operating EPS Guidance: $5.35 - $5.65 Sales Growth Normal Weather Stop Enterprises Losses Pension/ OPEB Expense AmerGen See presentation appendix for reconciliation to GAAP reported EPS.

2004 Cash Flow ($ in millions) 2004E Cash from Operations 3,880 Pension Funding (360) Net Cash from Operations 3,520 Requirements: Capital Expenditures (1,860) Common Dividends (730) Transition Debt (630) Total (3,220) Free Cash Flow Goal 300

Exelon Way Targets ($ millions) 2004 Annual Impact O&M* CapEx Total GenCo $ 80 $ 65 $ 145 $ 115 $ 125 $ 240 EED** 130 135 265 215 295 510 Total $ 210 $ 200 $ 410 $ 330 $ 420 $ 750 Cash Flow Summary 2004 Impacts GenCo $ 50 $ 65 $ 115 $ 71 $ 125 $ 196 EED 81 135 216 133 295 428 Total $ 131 $ 200 $ 331 $ 204 $ 420 $ 624 O&M CapEx Total 2006 Annual Impact O&M* CapEx Total Key Points Realized more than $170 million in O&M and capital ramp-up savings in 2003 towards 2004 goal Achieved 1,275 position reductions in 2003 for 2004 and expect 1,900 by 2006 Severance costs accrued for planned reductions through 2004; accrual for 2005 reductions expected year end 2004 Savings exclude severance costs and are net of other costs-to-achieve (which are not expected to be significant) 2006 Impacts O&M CapEx Total * Pre-tax ** Exelon Energy Delivery

Sources of Free Cash 2004-2006 ($ in millions) 2004-2006E The Exelon Way Commitment 1,000+ Resolution of Boston Generating and Sithe 400 Sale of Exelon Enterprises Businesses 200 Synthetic Fuels Investment 120 Total 1,720+

ComEd Bundled Tariff for Mass Market 2003 Actual* 2007 Estimate RES SCI LCI LCI (< 3 MW) Non-Wires Rate 49 43 49.9 49.9 48.9 28 Line Losses 3 3 Wires Rate 25 31 35.1 15.1 10.1 3 77 77 Assumes 25% increase in wires charges to recover increased investment in transmission and distribution infrastructure and costs. * Representative of unbundling of existing tariff. ** Includes the cost of energy, capacity, ancillary services, load following, weather, switching & congestion Note: Mass Market represents residential and small commercial and industrial customer classes. ** **

2004E 2005E 2006E 2007E 2008E 2009E 2010E (Peak Demand - Interruptibles) + 16% 64069 65518 67068 68761 70233 71791 73190 Capacity 68208 69103 69610 69602 70341 71868 73223 MAIN Region: Projected Peak Demand vs. Capacity Source: Platts

ICC Process ICC has committed to sponsor a workshop process on Post 2006 issues Commissioner Erin O'Connell-Diaz has been selected to chair the workshop committee; Commissioner Kevin Wright will serve on the Steering Committee Workshops are scheduled to begin April 29 with kick-off symposium and end in early fall Report out to General Assembly is scheduled for the fourth quarter ICC has issued a white paper identifying issues and goals Encourage wholesale market development Minimize price impact of non-competitive wholesale environment on retail customers Design retail bundled offer with appropriate price signals

Positioned for Success Large, low-cost generation portfolio Nuclear dominated fleet Lowest cost generator in Illinois & Pennsylvania Positioned well for a competitive market Large, stable retail customer base Exelon Way Initiatives Cost Reduction Initiatives Revenue Initiatives Focused Financial Discipline Strong credit position Strong free cash flow Earnings and Cash Flow growth without wholesale price recovery